                                                                    Exhibit 99.1
(HEALTH GRADES LOGO)

Company Contact:
Allen Dodge
Health Grades, Inc.
303-716-0041
adodge@healthgrades.com

FOR IMMEDIATE RELEASE

              HEALTH GRADES, INC. ANNOUNCES SECOND QUARTER RESULTS

Lakewood, Colo. (August 6, 2003) - Health Grades, Inc. (OTCBB: HGRD) today announced financial results for the second quarter ended June 30, 2003.

Total revenues for Health Grades, Inc. for the three and six months ended June 30, 2003, were approximately $2,011,000 and $3,749,000, respectively. Ratings and advisory revenue for the three months ended June 30, 2003 was approximately $2,009,000, representing an increase of approximately $272,000, or 16%, over ratings and advisory revenue for the first quarter 2003 and an increase of $813,000, or 68%, over ratings and advisory revenue for the second quarter 2002. Net loss for the three and six months ended June 30, 2003 was approximately ($451,000), or ($0.02) per basic and diluted share on 24.4 million weighted average shares, and ($711,000), or ($0.02) per basic and diluted share on 29.0 million weighted average shares, respectively. As of June 30, 2003, cash on hand was approximately $2.9 million. Cash bonuses of approximately $268,000 paid in July are reflected in the consolidated statement of operations for the three and six months ended June 30, 2003.

Kerry Hicks, President and Chief Executive Officer of Health Grades, Inc. stated, "The three months ended June 30, 2003 is the first quarter in which we have exceeded $2.0 million in ratings and advisory revenue. Our Distinguished Hospital Award for Clinical Excellence(TM), developed in conjunction with our alliance with J.D. Power and Associates, has contributed significantly to our continued growth. We are nearing the completion of our annual hospital ratings that will mark our sixth year of making quality ratings available to consumers, healthcare providers and corporations."

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                      HEALTH GRADES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                             Three Months Ended                    Six Months Ended
                                                                   June 30,                            June 30,
                                                        ------------------------------      ------------------------------
                                                            2003              2002              2003              2002
                                                        ------------      ------------      ------------      ------------
Revenues:
    Ratings and advisory                                $  2,009,311      $  1,196,017      $  3,747,052      $  2,280,972
    Physician practice service fees                               --            83,661                --           195,492
    Other                                                      1,444               670             1,487             2,691
                                                        ------------      ------------      ------------      ------------
                                                           2,010,755         1,280,348         3,748,539         2,479,155
Costs and expenses:
    Cost of ratings and advisory revenue                     464,998           332,882           905,107           704,119
    Cost of physician practice management
        revenue                                                   --            15,872                --            35,684
                                                        ------------      ------------      ------------      ------------
    Gross margin                                           1,545,757           931,594         2,843,432         1,739,352

Operating expenses (1):
    Sales and marketing                                      847,083           494,203         1,489,605           963,402
    Product development                                      332,748           318,925           660,178           625,728
    General and administrative                               811,494           527,154         1,401,411         1,065,462
                                                        ------------      ------------      ------------      ------------
    Loss from operations                                    (445,568)         (408,688)         (707,762)         (915,240)

Other:
    Gain on sale of assets and other (2)                          50           141,668                75           141,668
    Interest income                                            1,830             2,961             4,015             7,067
    Interest expense                                          (6,888)               --            (7,466)               --
                                                        ------------      ------------      ------------      ------------
Loss before income tax benefit and cumulative
  effect of a change in accounting principle                (450,576)         (264,059)         (711,138)         (766,505)
Income tax benefit (3)                                            --                --                --         1,046,296
                                                        ------------      ------------      ------------      ------------

Net (loss) income before cumulative effect
   of a change in accounting principle                      (450,576)         (264,059)         (711,138)          279,791

Cumulative effect of a change in accounting
   principle (4)                                                  --        (1,088,311)               --        (1,088,311)
                                                        ------------      ------------      ------------      ------------

Net loss                                                $   (450,576)     $ (1,352,370)     $   (711,138)     $   (808,520)
                                                        ============      ============      ============      ============
Net loss per share (basic and diluted)                  $      (0.02)     $      (0.04)     $      (0.02)     $      (0.02)
                                                        ============      ============      ============      ============

Weighted average shares outstanding (basic
    and diluted)                                          24,402,398        36,406,731        28,978,635        35,969,169
                                                        ============      ============      ============      ============

(1) - Includes non-cash depreciation expense of approximately $21,000 and $49,000, for the three and six months ended June 30, 2003, respectively and non-cash depreciation and amortization expense of $55,000 and $132,000 for the three and six months ended June 30, 2002, respectively.

(2) - Includes a non-recurring gain of approximately $142,000 for the three and six months ended June 30, 2002, related to the termination of a multi-year license and content agreement.

(3) - Includes the income tax benefit recorded in the quarter ended March 31, 2002 related to the carryback of the Company's 2001 tax loss to reduce taxable income in 1997 made possible by the Job Creation and Worker Assistance Act of 2002.

(4) - Charge recorded in connection with the Company's impairment test completed during the quarter ended June 30, 2002 in accordance with the provisions of Statement of Financial Accounting Standards No. 142.

About Health Grades, Inc.

Health Grades, Inc., http://www.healthgrades.com, is a healthcare quality ratings, information and advisory services company. Our clients include healthcare providers, employers, health plans, insurance companies and consumers.